Exhibit 99.1

Mitek Appoints Industry Expert Garrett Gafke as Chief Operating Officer to Accelerate Growth and Innovation
San Diego, CA, April 28th, 2025, Mitek Systems, Inc. (NASDAQ: MITK), a global leader in digital identity verification, fraud prevention, and biometrics, today announced the appointment of Garrett Gafke as Chief Operating Officer. A recognized entrepreneur and Fortune 500 executive, Mr. Gafke brings decades of experience scaling and transforming technology businesses across risk, fraud, and digital identity.
As part of Mitek’s strategy to accelerate growth through innovation and operational excellence, the appointment of Mr. Gafke represents a pivotal forward step. A proven leader in category-defining technology, he joins the executive team with a clear mandate: to streamline operations, accelerate innovation, and expand the company’s position as a global leader in digital identity verification and fraud prevention.
"We are thrilled to have Garrett join the team as our Chief Operating Officer. His proven expertise will be instrumental in optimizing our product development, bolstering our data and analytics capabilities for fraud prevention, and driving automation at scale,” said Ed West, CEO of Mitek Systems. “These strategic initiatives are fundamental to strengthening Mitek's foundation for accelerating innovation and ensuring durable and profitable growth."
Mr. Gafke’s career is marked by his involvement in building, founding, and leading some of the most transformative and influential companies in the industry. He is recognized as one of the key pioneers in digital identity and fraud, and has significantly contributed to the development of innovative technologies that have become essential for enhancing trust and mitigating fraud in the digital world. He is well known in the industry as the Founder and former CEO of IdentityMind, a SaaS company that helped define the current state of digital identity landscape and is now part of GB Group plc.

"Building on Mitek’s strong legacy of innovation and market leadership, I’m excited to help amplify the company’s core strengths to shape the future of digital fraud prevention, identity, and security," said Garrett Gafke. "We are committed to bold, transformative strategies and relentless execution that will not only solidify our position as a global technology leader but redefine what’s possible across the entire market.”
The expansion of Mitek’s executive leadership team reinforces the company’s commitment to delivering long-term shareholder value. By adding seasoned operational leaders, Mitek is accelerating innovation, enhancing customer outcomes, and strengthening its foundation for durable, profitable growth, all in pursuit of its mission to deliver trust and convenience across every digital interaction.

Compensation – Inducement Awards
The overarching philosophy in the design of Mr. Gafke’s compensation package was an emphasis on equity-based compensation directly tied to building stockholder value in lieu of significant guaranteed cash and/or service-based equity. To this end, in connection with Mr. Gafke’s appointment as the Company’s Chief Operating Officer, its Board and Human Capital Committee approved employment inducement awards for Mr. Gafke with a grant date fair value of $4,000,000. These awards are heavily weighted towards performance based vesting requirements with seventy-five percent (75%) or $3,000,000 of the value in the form of at-target performance-vesting restricted stock units (“PSUs”) and the remaining twenty-five percent (25%) or $1,000,000 in the form of service-based vesting restricted stock units (“RSUs”).
The awards consist of (i) 360,576 PSUs that may vest, if at all, upon the achievement of target-level stock price performance goals of the Company compared to the Russell 2000 (with an additional 360,576 PSUs eligible to vest upon the achievement of above-target level performance), and (ii) 120,192 RSUs that vest in four equal annual installments from the start date. In each case, vesting of the PSUs and RSUs is subject to Mr. Gafke’s continuous employment through the applicable vesting date or earlier vesting due to a change of control and certain termination events.
The PSUs and RSUs are intended to be inducement awards under Rule 5635(c)(4) of the Nasdaq Listing Rules and were granted outside of the Company’s Amended and Restated 2020 Incentive Plan (the “Plan”). Although the PSUs and RSUs were granted as inducement awards outside of the Plan, the PSUs and RSUs are subject to the terms of the Plan.
About Mitek Systems, Inc.
Mitek (NASDAQ: MITK) is a global leader in digital access, founded to bridge the physical and digital worlds. Mitek’s advanced identity verification technologies and global platform make digital access faster and more secure, providing companies new levels of control, deployment ease and operation, while protecting the entire customer journey. With solutions trusted by 7,900 organizations around the world, including the majority of North American financial institutions which rely on our mobile check deposit solutions, Mitek helps companies reduce risk and meet regulatory requirements. Learn more at www.miteksystems.com.
Follow Mitek on LinkedIn and YouTube, and read Mitek’s latest blog posts here.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Although Mitek believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the following: our ability to successfully manage leadership transition, execute on our strategy and drive profitability, and the risk factors we identify in our Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. Mitek undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority.
Media Inquiries
pr@miteksystems.com

Investor Contacts
Todd Kehrli or Jim Byers
PondelWilkinson, Inc.
ir@miteksystems.com